June 22, 2016      FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/media

RAYMOND JAMES FINANCIAL REPORTS MAY 2016 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for May 2016. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Total securities commissions and fees of $283 million were down 1 percent compared to May 2015 and 2 percent compared to April 2016. The declines were primarily attributable to lower transactional commissions in the Private Client Group segment and Equity Capital Markets division, which more than offset the benefit derived from continued growth of assets in fee-based accounts in the Private Client Group segment.

Client assets under administration reached a record $528 billion, representing increases of 5 percent over May 2015 and 1 percent over April 2016. The growth in client assets was driven by net additions of financial advisors in the Private Client Group, a result of strong recruiting and retention results. Financial assets under management of $71 billion were essentially flat compared to May 2015 but up 2 percent from April 2016.

“Investment banking results continued to be soft in May, creating a headwind for the quarter,” said CEO Paul Reilly. “However, our outlook for the balance of the fiscal year remains cautiously optimistic given improved recent activity levels and strong pipelines.”

Total net loans at Raymond James Bank reached a record of $14.6 billion, increasing 22 percent over May 2015 and 1 percent over April 2016.

“Our unwavering focus on serving our financial advisors and their clients enabled us to achieve new records for client assets under administration and net loans at Raymond James Bank,” said Reilly. “We were also pleased to recently announce the addition of two high-quality firms to the Raymond James family. Mummert & Company, which closed on June 1, enhances our cross-border M&A capability in Europe. MacDougall, MacDougall & MacTier, a.k.a. 3Macs, is expected to close later this year and will expand our Private Client Group business in Canada.”

About Raymond James Financial, Inc.
Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 6,700 financial advisors serving in excess of 2.8 million client accounts in more than 2,700 locations throughout the United States, Canada and overseas. Total client assets are approximately $528 billion. Public since 1983, the firm has been listed on the New York Stock Exchange since 1986 under the symbol RJF. Additional information is available at www.raymondjames.com.
Forward-Looking Statements
Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation and regulatory developments or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the “SEC”) from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are available on www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

	May 2016	May 2015	% Change	April 2016	% Change
	(21 business days)	(20 business days)		(21 business days)

Total securities commissions and fees (in mil.) (1)	$282.8	$286.9	(1)%	$289.6	(2)%

Client assets under administration (in bil.)	$528.3	$504.9	5%	$521.8	1%

Private Client Group assets under administration (in bil.)	$500.1	$480.2	4%	$493.5	1%

Financial assets under management (in bil.) (2)	$70.6	$70.9	—	$69.2	2%

Raymond James Bank total loans, net (in bil.)	$14.6	$12.0	22%	$14.5	1%

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2) This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.